Exhibit 99.1

Contacts: Raymond Jones Investor Relations 206-470-7137 ir@zillow.com	Camille Salama Public Relations 206-757-2701 press@zillow.com

ZILLOW GROUP REPORTS SECOND QUARTER 2015 RESULTS

Real Estate Revenue Up 37% Year-over-Year, Adjusted EBITDA of $21.0 Million

•	Revenue of $171.3 million, up 20% year over year on a pro forma basis.

•	Marketplace Revenue of $145.5 million, up 29% year over year on a pro forma basis, and Real Estate Revenue of $122.6 million, up 37% year over year on a pro forma basis.

•	Adjusted EBITDA of $21.0 million, up 277% year over year on a pro forma basis.

•	GAAP net loss of $38.7 million compared to GAAP net loss of $97.1 million during the same period last year.

•	In the second quarter, 141 million average monthly unique users visited Zillow Group’s consumer brands Zillow, Trulia, StreetEasy and HotPads.

•	Zillow Group brands now represent 72% market share of all mobile exclusive visitors to the real estate category, according to comScore.

•	Trulia integration on track for completion by end of third quarter, one quarter ahead of forecast.

SEATTLE – August 4, 2015 – Zillow® Group, Inc. (NASDAQ:Z), which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and Web, today announced its consolidated financial results for the quarter ended June 30, 2015.

“Zillow Group had a strong second quarter, beating our own expectations for revenue and EBITDA,” said Zillow Group CEO Spencer Rascoff. “We’ve been very focused operationally on the integration of Trulia, and made great progress on a number of fronts. As with most mergers of any scale, it has required a great deal of time, attention and energy. We’re pleased to share today that we will have successfully combined all advertising products by the end of the third quarter, well ahead of the timetable we shared on our May 12th conference call. Most importantly, we believe the strategic rationale for the combination remains extremely strong, as we are already realizing benefits of our combined audience scale.”

Second Quarter 2015 Financial Highlights

Throughout this release, financial results are presented on both a reported and pro forma basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP). Pro forma results exclude items described in the reconciliation tables below and assume the February 2015 acquisition of Trulia occurred on January 1, 2014, the beginning of the comparable prior year reporting period. The pro forma results are presented in order to provide additional insights into the underlying trends in the business. Revenue and Adjusted EBITDA for the three months ended June 30, 2015 are presented in this release on an as reported basis.

•	Revenue increased 20% to $171.3 million from pro forma revenue of $142.8 million in the second quarter of 2014, exceeding the high end of the company’s outlook by $2.3 million. Excluding Market Leader Revenue, Revenue increased 25% to $158.7 million from $126.8 million in the second quarter of 2014 on a pro forma basis.

•	Marketplace Revenue increased 29% to $145.5 million from pro forma revenue of $112.4 million in the second quarter of 2014.

•	Real Estate Revenue grew 37% to $122.6 million from pro forma revenue of $89.2 million in the second quarter of 2014.

•	Mortgages Revenue grew 44% to $10.4 million from pro forma revenue of $7.2 million in the second quarter of 2014.

•	Market Leader Revenue decreased 21% to $12.5 million from pro forma revenue of $16.0 million in the second quarter of 2014. As previously announced, Zillow Group is conducting a strategic review of the Market Leader business.

•	Display Revenue decreased 15% to $25.8 million from pro forma revenue of $30.4 million in the second quarter of 2014.

•	Pro forma net loss was $26.7 million in the second quarter of 2015 compared to pro forma net loss of $29.6 million in the same period last year.

•	GAAP net loss was $38.7 million in the second quarter of 2015, which includes the impact of $1.7 million of acquisition-related costs and $6.7 million of restructuring costs due to the company’s February 2015 acquisition of Trulia and the related restructuring plan.

•	Adjusted EBITDA was $21.0 million in the second quarter of 2015, or 12% of Revenue, which was an increase from pro forma Adjusted EBITDA of $5.6 million in the second quarter of 2014, or 4% of pro forma Revenue, and exceeded the company’s outlook by approximately $17 million. The higher than expected result was driven primarily by lower than expected advertising spend to achieve audience growth, integration related cost synergies and better than expected revenue in the quarter.

•	Pro forma basic and diluted net loss per share was $0.46 in the second quarter of 2015 compared to pro forma basic and diluted net loss per share of $0.52 in the same period last year.

•	Basic and diluted GAAP net loss per share was $0.66 in the second quarter of 2015 compared to basic and diluted GAAP net loss per share of $0.26 in the same period last year. The second quarter of 2015 includes the impact of $0.03 on basic and diluted GAAP net loss per share from acquisition-related costs and $0.11 on basic and diluted GAAP net loss per share from restructuring costs due to the company’s February 2015 acquisition of Trulia and the related restructuring plan.

•	Basic and diluted non-GAAP net loss per share was $0.01 in the second quarter of 2015 compared to basic and diluted non-GAAP net loss per share of $0.05 in the same period last year, which excludes share-based compensation expense, acquisition-related costs and restructuring costs.

Operating and Business Highlights

•	On August 3, 2015, Zillow Group announced the appointment of Kathleen Philips to the position of Chief Financial Officer, effective August 7, 2015. Philips was previously Zillow Group’s Chief Operating Officer and has played a pivotal role in all of the company’s key corporate and finance initiatives.

•	During the second quarter, 141 million average monthly unique users visited Zillow Group consumer brands Zillow, Trulia, StreetEasy and HotPads. According to comScore, Zillow Group brands now represent 72% market share of all mobile exclusive visitors to the category.

•	The integration of Zillow’s and Trulia’s rentals and mortgages products, display advertising and corporate infrastructure is complete, and the combination of Zillow’s and Trulia’s agent advertising products is on track for completion in the third quarter, several months ahead of schedule. The Company continues to expect to realize approximately $100 million in cost synergies by the end of 2016.

•	Zillow Group is benefitting from the combined audience scale of having several of the largest mobile and online real estate brands under one roof. Since January, more than 300 MLSs have signed agreements to send listings directly to Zillow and Trulia, providing their members access to the largest audience of home shoppers on mobile and Web[1].

•	In the second quarter, Zillow Group average monthly revenue per advertiser, or ARPA, was $375, up 18% from $318 compared to the same period last year on a pro forma basis. Zillow Group’s agent advertisers totaled 101,297 as of June 30, 2015. During the quarter, the company strategically ended several of Trulia’s short-term discounted products and changed the sales team’s incentives to focus on net revenue rather than the number of advertisers. The current advertiser count reflects the Company’s continued strategic focus on high ARPA agents who provide a superior consumer experience. This number of agent advertisers is de-duplicated across Zillow and Trulia and excludes Market Leader-only subscribers. Additional information regarding historical pro forma agent advertisers and pro forma quarterly ARPA can be found on the Zillow Group Investor Relations Blog at www.zillowgroup.com/ir-blog.

•	On July 21, 2015, Zillow Group announced a stock dividend of Class C capital stock. All shareholders of record of Zillow Group’s Class A and Class B common stock on July 31, 2015, the record date for the dividend, will receive two shares of Class C capital stock for each share of Class A and Class B common stock held by them as of the record date. This is an extension of the company’s dual-class share structure and is intended to enable management to continue its focus on long-term growth and innovation, while maintaining the flexibility to issue additional stock for strategic business decisions and to retain and attract the best employees.

•	On July 22, 2015 Zillow Group announced the planned acquisition of DotLoop, a Cincinnati-based company that simplifies real estate transactions by enabling real estate professionals and their clients to share, edit, sign, and store documents digitally. The acquisition aligns with the company’s mission to provide value-add productivity tools and products to its partner brokers and their agents and is expected to close in the third quarter.

Quarterly Conference Call

A quarterly conference call to discuss Zillow Group, Inc.’s second quarter 2015 financial results and business outlook will occur today at 2 p.m. Pacific Time (5 p.m. Eastern Time) and will be webcast live. The live webcast of the conference call will be available on the investor relations section of Zillow Group, Inc.’s website at http://investors.zillowgroup.com. For those without access to the Internet, the call may be accessed toll-free via phone at 877-643-7152 with conference ID# 81815174. Callers outside the United States may dial 443-863-7921 with conference ID# 81815174. Questions submitted via Zillow Group, Inc.’s Twitter account (www.twitter.com/zillowgroup) using the hashtag #ZEarnings will be considered during the Q&A portion of the call, in addition to questions submitted by those dialed in. Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Zillow Group, Inc.’s website at http://investors.zillowgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our expectations related to integration of the Trulia acquisition and Zillow’s and Trulia’s agent advertising products. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, Zillow Group’s ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments, including our February 2015 acquisition of Trulia; Zillow Group’s ability to maintain and effectively manage an adequate rate of growth; Zillow Group’s ability to maintain or establish relationships with listings and data providers; the impact of the real estate industry on Zillow Group’s business; Zillow Group’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow Group’s ability to increase awareness of the Zillow Group brands; Zillow Group’s ability to attract consumers to Zillow Group’s mobile applications and websites; Zillow Group’s ability to compete successfully against existing or future competitors; the reliable performance of Zillow Group’s network infrastructure and content delivery processes; and Zillow Group’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the Securities and Exchange Commission, or SEC, and in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to certain pro forma financial results, Adjusted EBITDA and non-GAAP net income

(loss) per share, all of which are non-GAAP financial measures. We have provided a reconciliation of pro forma Adjusted EBITDA to pro forma net loss, Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, and a reconciliation of net income (loss), adjusted, to net loss, as reported on a GAAP basis, and the calculations of non-GAAP net income (loss) per share - basic and diluted and pro forma weighted-average shares outstanding – basic and diluted, within this earnings release.

The pro forma financial results included in this press release, although helpful in illustrating the financial characteristics of Zillow Group under one set of assumptions, are not true historical financial results. They are provided for informational purposes and do not attempt to represent Zillow Group’s actual financial condition if the acquisition had been completed on the applicable dates of the financial statements presented herein or predict or suggest future results.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

•	Adjusted EBITDA does not reflect acquisition-related costs;

•	Adjusted EBITDA does not reflect restructuring costs;

•	Adjusted EBITDA does not reflect interest expense; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results.

Our presentation of non-GAAP net income (loss) per share excludes the impact of share-based compensation expense, acquisition-related costs and restructuring costs. This measure is not a key metric used by our management and board of directors to measure operating performance or otherwise manage the business. However, we provide non-GAAP net income (loss) per share as supplemental information to investors, as we believe the exclusion of share-based compensation expense, acquisition-related costs and restructuring costs facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider these metrics in isolation or as substitutes for analysis of our results as reported under GAAP.

About Zillow Group

Zillow Group (NASDAQ:Z) houses a portfolio of the largest real estate and home-related brands on mobile and Web. The company’s brands focus on all stages of the home lifecycle: renting, buying, selling, financing and home improvement. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with the right local professionals to help. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy® and HotPads®. In addition, Zillow Group works with tens of thousands of real estate agents, lenders and rental professionals, helping maximize business opportunities and connect to millions of consumers. The company operates a number of business brands for real estate, rental and mortgage professionals, including Postlets®, Mortech®, Diverse Solutions®, Market Leader® and Retsly™. The company is headquartered in Seattle.

Please visit http://investors.zillowgroup.com, www.zillowgroup.com/ir-blog, and www.twitter.com/zillowgroup, where Zillow Group discloses information about the company, its financial information, and its business which may be deemed material.

The Zillow Group logo is available at http://zillowgroup.mediaroom.com/logos-photos.

Zillow, Postlets, Mortech, Diverse Solutions, StreetEasy, and HotPads are registered trademarks of Zillow, Inc. Retsly is a trademark of Zillow, Inc. Trulia is a registered trademark of Trulia, Inc. Market Leader is a registered trademark of Market Leader, Inc.

DotLoop is a registered trademark of DotLoop, Inc.

(ZFIN)

Pro Forma Financial Information

The following pro forma financial information gives effect to the February 2015 acquisition of Trulia as if it were consummated on January 1, 2014, the beginning of the comparable prior reporting period (except Revenue and Adjusted EBITDA for the three months ended June 30, 2015, which are presented on an as reported basis) (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015 (1)	2014 (2)	2015 (3)	2014 (4)
Pro forma revenue	$171,269	$142,761	$333,800	$263,493
Pro forma net loss	$(26,731)	$(29,648)	$(44,585)	$(53,454)
Pro forma net loss per share — basic and diluted	$(0.46)	$(0.52)	$(0.76)	$(0.93)
Pro forma weighted-average shares outstanding — basic and diluted	58,714	57,060	58,430	57,574
Other Financial Data:
Pro forma Adjusted EBITDA (5)	$21,039	$5,576	$45,540	$16,937

(1)	The three months ended June 30, 2015 includes pro forma adjustments for $6.7 million to eliminate restructuring costs associated with the acquisition of Trulia reflected in the historical financial statements, $3.7 million to eliminate share-based compensation expense attributable to substituted equity awards and $1.7 million to eliminate direct and incremental acquisition-related costs reflected in the historical financial statements.
(2)	The three months ended June 30, 2014 includes pro forma adjustments for $4.7 million to record additional amortization expense for acquired intangible assets, $3.3 million to eliminate Trulia’s historical amortization of capitalized website development costs, $1.6 million to record additional rent expense and $1.4 million to eliminate share-based compensation expense attributable to substituted equity awards.
(3)	The six months ended June 30, 2015 includes pro forma adjustments for $47.9 million to eliminate direct and incremental acquisition-related costs reflected in the historical financial statements, $37.3 million to eliminate share-based compensation expense attributable to substituted equity awards and to record additional share-based compensation expense attributable to substituted equity awards, $31.9 million to eliminate restructuring costs associated with the acquisition of Trulia reflected in the historical financial statements, $2.4 million to record additional amortization expense for acquired intangible assets and $1.1 million to eliminate Trulia’s historical amortization of capitalized website development costs.
(4)	The six months ended June 30, 2014 includes pro forma adjustments for $9.3 million to record additional amortization expense for acquired intangible assets, $4.1 million to eliminate Trulia’s historical amortization of capitalized website development costs, $2.8 million to eliminate share-based compensation expense attributable to substituted equity awards and $1.8 million to record additional rent expense.
(5)	See below for a reconciliation of pro forma Adjusted EBITDA to pro forma net loss.

The basic and diluted pro forma net loss per share is based on the weighted-average number of shares of Zillow Group common stock outstanding for the period presented and adjusted for the number of shares of Class A common stock issued in connection with the February 2015 acquisition of Trulia, assuming for the purposes of the unaudited pro forma condensed combined statements of operations that the closing date of the acquisition was January 1, 2014. The calculation of the number of shares used in the computation of pro forma basic and diluted net loss per share is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Weighted-average shares outstanding — basic and diluted (1)	41,454	39,800	41,170	40,314
Class A common stock issued in connection with the acquisition of Trulia	17,260	17,260	17,260	17,260

Pro forma weighted-average shares outstanding — basic and diluted	58,714	57,060	58,430	57,574

(1)	Amounts exclude shares of Zillow Group Class A common stock issued in connection with the acquisition of Trulia.

The following table presents a reconciliation of pro forma Adjusted EBITDA to pro forma net loss for each of the periods presented (other than Adjusted EBITDA for the three months ended June 30, 2015, which is presented on an as reported basis) (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Loss:
Pro forma net loss	$(26,731)	$(29,648)	$(44,585)	$(53,454)
Pro forma other income	(450)	(430)	(752)	(794)
Pro forma depreciation and amortization expense	20,419	16,895	40,281	35,054
Pro forma share-based compensation expense	26,221	16,979	47,457	32,680
Pro forma interest expense	1,580	1,582	3,139	3,155
Pro forma provision for income taxes	—	198	—	296

Pro forma Adjusted EBITDA	$21,039	$5,576	$45,540	$16,937

The following table presents our pro forma revenue by type for each of the periods presented (other than revenue for the three months ended June 30, 2015, which is presented on an as reported basis) (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Pro Forma Revenue:
Pro forma Marketplace revenue:
Real estate	$122,558	$89,206	$235,954	$162,725
Mortgages	10,393	7,212	20,343	14,708
Market Leader	12,530	15,952	26,111	31,204

Total pro forma Marketplace revenue	145,481	112,370	282,408	208,637
Pro forma Display revenue	25,788	30,391	51,392	54,856

Total pro forma revenue	$171,269	$142,761	$333,800	$263,493

Reported Consolidated Results

ZILLOW GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$302,272	$125,765
Short-term investments	322,695	246,829
Accounts receivable, net	35,198	18,684
Prepaid expenses and other current assets	21,888	10,059

Total current assets	682,053	401,337
Restricted cash	6,635	—
Long-term investments	—	83,326
Property and equipment, net	81,416	41,600
Goodwill	1,832,961	96,352
Intangible assets, net	565,345	26,757
Other assets	1,452	358

Total assets	$3,169,862	$649,730

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$11,908	$9,358
Accrued expenses and other current liabilities	60,134	16,883
Accrued compensation and benefits	11,800	6,735
Accrued restructuring costs	4,186	—
Deferred revenue	23,199	15,356
Deferred rent, current portion	1,148	864

Total current liabilities	112,375	49,196
Deferred rent, net of current portion	13,524	11,755
Long-term debt	230,000	—
Deferred tax liabilities and other long-term liabilities	143,521	—

Total liabilities	499,420	60,951
Shareholders’ equity:
Class A common stock	5	3
Class B common stock	1	1
Additional paid-in capital	2,895,155	716,506
Accumulated other comprehensive income	117	—
Accumulated deficit	(224,836)	(127,731)

Total shareholders’ equity	2,670,442	588,779

Total liabilities and shareholders’ equity	$3,169,862	$649,730

ZILLOW GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$171,269	$78,675	$298,542	$144,918
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	17,037	6,793	30,056	12,957
Sales and marketing (2)	87,942	48,429	147,228	83,562
Technology and development (2)	51,740	19,508	89,065	36,243
General and administrative (2)	43,810	14,522	81,834	29,211
Acquisition-related costs	1,679	184	14,156	184
Restructuring costs (2)	6,652	—	31,717	—

Total costs and expenses	208,860	89,436	394,056	162,157

Loss from operations	(37,591)	(10,761)	(95,514)	(17,239)
Other income	450	284	719	503
Interest expense	(1,580)	—	(2,310)	—

Net loss	$(38,721)	$(10,477)	$(97,105)	$(16,736)

Net loss per share — basic and diluted	$(0.66)	$(0.26)	$(1.80)	$(0.42)
Weighted-average shares outstanding — basic and diluted	58,714	39,800	53,949	40,314

(1) Amortization of website development costs and intangible assets included in technology and development	$17,117	$6,857	$28,899	$13,641
(2) Includes share-based compensation expense as follows:
Cost of revenue	$1,110	$418	$2,062	$791
Sales and marketing	8,784	1,698	12,993	3,001
Technology and development	7,005	3,056	12,771	5,081
General and administrative	12,981	3,238	25,061	6,669
Restructuring costs	3,584	—	14,004	—

Total	$33,464	$8,410	$66,891	$15,542

Other Financial Data:
Adjusted EBITDA (3)	$21,039	$6,429	$37,693	$15,157

(3)	See above for more information regarding our presentation of Adjusted EBITDA.

ZILLOW GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2015	2014
Operating activities
Net loss	$(97,105)	$(16,736)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,447	16,670
Share-based compensation expense	52,887	15,542
Restructuring costs	18,147	—
Loss on disposal of property and equipment	499	353
Bad debt expense	1,605	1,225
Deferred rent	2,310	2,779
Amortization of bond premium	1,593	1,751
Changes in operating assets and liabilities:
Accounts receivable	(5,026)	(5,876)
Prepaid expenses and other assets	8,494	(1,565)
Accounts payable	(2,516)	9,555
Accrued expenses and other current liabilities	13	1,515
Accrued compensation and benefits	(3,259)	1,923
Accrued restructuring costs	1,425	—
Deferred revenue	(366)	1,739
Other long-term liabilities	2,998	—

Net cash provided by operating activities	16,146	28,875
Investing activities
Proceeds from maturities of investments	165,723	73,885
Purchases of investments	(164,718)	(159,253)
Proceeds from sales of investments	4,979	—
Decrease in restricted cash	312	—
Purchases of property and equipment	(25,546)	(15,373)
Purchases of intangible assets	(8,006)	(2,132)
Cash acquired in acquisition, net	173,406	—
Cash paid for acquisition	—	(3,500)

Net cash provided by (used in) investing activities	146,150	(106,373)
Financing activities
Proceeds from exercise of Class A common stock options	14,722	14,027
Value of equity awards withheld for tax liability	(511)	—

Net cash provided by financing activities	14,211	14,027
Net increase (decrease) in cash and cash equivalents during period	176,507	(63,471)
Cash and cash equivalents at beginning of period	125,765	201,760

Cash and cash equivalents at end of period	$302,272	$138,289

Supplemental disclosures of cash flow information
Cash paid for interest	$3,163	$—
Noncash transactions:
Value of Class A common stock issued in connection with an acquisition	$1,883,728	$—
Capitalized share-based compensation	$4,783	$3,086
Write-off of fully depreciated property and equipment	$13,001	$3,017

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(38,721)	$(10,477)	$(97,105)	$(16,736)
Other income	(450)	(284)	(719)	(503)
Depreciation and amortization expense	20,419	8,596	34,447	16,670
Share-based compensation expense	29,880	8,410	52,887	15,542
Acquisition-related costs	1,679	184	14,156	184
Restructuring costs	6,652	—	31,717	—
Interest expense	1,580	—	2,310	—

Adjusted EBITDA	$21,039	$6,429	$37,693	$15,157

Non-GAAP Net Income (Loss) per Share

The following table presents a reconciliation of net income (loss), adjusted, to net loss, as reported on a GAAP basis, and the calculation of non-GAAP net income (loss) per share - basic and diluted, for each of the periods presented (in thousands, except per share data, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net loss, as reported	$(38,721)	$(10,477)	$(97,105)	$(16,736)
Share-based compensation expense	29,880	8,410	52,887	15,542
Acquisition-related costs	1,679	184	14,156	184
Restructuring costs	6,652	—	31,717	—

Net income (loss), adjusted	$(510)	$(1,883)	$1,655	$(1,010)

Weighted-average shares outstanding - basic	58,714	39,800	53,949	40,314
Weighted-average shares outstanding - diluted	58,714	39,800	59,623	40,314
Non-GAAP net income (loss) per share - basic	$(0.01)	$(0.05)	$0.03	$(0.03)
Non-GAAP net income (loss) per share - diluted	$(0.01)	$(0.05)	$0.07	$(0.03)

Revenue by Type

The following tables present our revenue by type and as a percentage of total revenue for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
Marketplace revenue:
Real estate	$122,558	$56,051	$215,870	$102,646
Mortgages	10,393	6,565	19,951	13,694
Market Leader	12,530	—	18,587	—

Total Marketplace revenue	145,481	62,616	254,408	116,340
Display revenue	25,788	16,059	44,134	28,578

Total revenue	$171,269	$78,675	$298,542	$144,918

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Percentage of Total Revenue:
Marketplace revenue:
Real estate	72%	71%	72%	71%
Mortgages	6%	8%	7%	9%
Market Leader	7%	0%	6%	0%

Total Marketplace revenue	85%	80%	85%	80%
Display revenue	15%	20%	15%	20%

Total revenue	100%	100%	100%	100%

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented:

	Average Monthly Unique Users for the Three Months Ended June 30,		2014 to 2015
	2015	2014	% Change
	(in thousands)
Unique Users	140,959	81,108	74%

Unique users source: Zillow measures unique users with Google Analytics and Trulia measures unique users with Omniture analytical tools. Beginning on February 17, 2015, the reported monthly unique users reflect the effect of Zillow Group’s February 17, 2015 acquisition of Trulia.

	At June 30,		2014 to 2015
	2015	2014	% Change
Agent Advertisers	101,297	56,818	78%

1	Based on internal tracking and comScore Media Metrix Real Estate Category Ranking by Unique Visitors, April 2015, US Data.